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                                                                    EXHIBIT 23.2



                      CONSENT OF INDEPENDENT ACCOUNTANTS



     We consent to the incorporation by reference in this registration statement of SS&C Technologies, Inc. (the "Company") on Form S-3 of our report dated February 25, 1998, except Note 14, the Subsequent Events footnote, for which the date is March 20, 1998, on our audits of the consolidated financial statements of SS&C Technologies, Inc. and Subsidiaries as of December 31, 1997 and 1996 and for the years ended December 31, 1997, 1996 and 1995, which report is incorporated by reference in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission on March 31, 1998. We also consent to the reference to our firm under the caption "Experts."

                                         /s/ COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
June 19, 1998